Exhibit 10.2

MASTER AGREEMENT

This Master Agreement (this “Agreement”) is made and entered into as of this [Date of Sunstone IPO], 2004, by and between SUNSTONE HOTEL PROPERTIES, INC., a Delaware limited liability company (“Operator”), and [Sunstone Hotel Investors, Inc., Sunstone Hotel TRS Lessee, Inc., SUNSTONE Lessee/Ownership Entities] (collectively, “Owner”).

Recitals:

A. WHEREAS, Owner and Operator have entered into certain Hotel Management Agreements (together with any other Hotel Management Agreements now or hereafter entered into between Owner (or any of Owner’s affiliates) and Operator with respect to one or more Portfolio Properties (as hereinafter defined), the “Management Agreements”) with respect to the hotel properties more particularly set forth on Schedule A attached hereto and made a part hereof (as modified from time to time as a result of the termination or addition of Management Agreements) between Owner or Owner’s Affiliates and Operator (individually, a “Portfolio Property” and collectively, the “Portfolio Properties”);

B. Owner and Operator desire to set forth their agreement regarding certain matters that relate to, and affect, the Portfolio Properties as more particularly set forth herein; and

NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator hereby supplement and amend each of the Management Agreements and agree as follows:

1. Definitions. Any capitalized terms used herein which are not defined herein shall have the same meanings given to such terms in the Management Agreements.

2. Term. This Agreement shall have a term commencing on the effective date of the initial public stock offering of shares of capital stock of Sunstone Hotel Investors, Inc. (“Sunstone”) (the “Effective Date”) and expiring on the date on which the last of the Management Agreements in effect between Owner and Operator expires or terminates. Upon the termination or expiration of a Management Agreement, the Owner thereunder shall no longer be bound by the terms of this Agreement unless and to the extent (a) such entity is a guarantor under the provisions of Section 3 hereof, (b) such entity is a party to another Management Agreement or (c) of those obligations that expressly survive the termination or expiration of the Management Agreement or this Agreement.

3. Guaranty of Portfolio Properties Fees. With respect to payment of fees (including the Incentive Fee) for services rendered by Operator relating to the Portfolio Properties, Owner shall deliver to Operator a guaranty or guarantees of payment from entities reasonably satisfactory to Operator.

4. Incentive Fee.

(A) Commencing January 1, 2005, and in addition to the fees set forth in, and subject to the terms of, the Management Agreements, Owner shall pay to Operator on an annual basis ten percent (10%) of the amount by which aggregate Net Operating Income for all of the Portfolio Properties exceeds the Incentive Fee Threshold for the Portfolio Properties for such Fiscal Year or partial Fiscal Year (the “Incentive Fee”). For 2005, the Incentive Fee Threshold shall mean the aggregate projected Net Operating Income for all of the Portfolio Properties as set forth in the Operating Budgets for the Portfolio Properties and shall increase each subsequent Fiscal Year by the greater of (i) three percent (3%), or (ii) the actual percentage change in average REVPAR for all of the Portfolio Properties over the previous year multiplied by 1.5. The Incentive Fee Threshold shall be subject to adjustment for increases and decreases in the number of Portfolio Properties. If a Portfolio Property leaves during a Fiscal Year, for purposes of the Incentive Fee calculation (y) such Portfolio Property’s Incentive Fee Threshold for such Fiscal Year shall be removed from the aggregate Incentive Fee Threshold for all of the Portfolio Properties for such Fiscal Year and (z) the actual Net Operating Income of such Portfolio Property for such Fiscal Year through the date of termination shall be removed from the aggregate year-end Net Operating Income for all of the Portfolio Properties. In addition, beginning with Fiscal Year 2006, the Incentive Fee Threshold shall be adjusted annually by the amount by which the actual cumulative capital expenditures for all of the Portfolio Properties from the Effective Date exceeds or falls short of four percent (4%) of Total Revenues for all of such Portfolio Properties (on a cumulative basis) from the Effective Date. Notwithstanding the foregoing, the total Incentive Fee payable to Operator for all of the Portfolio Properties for any Fiscal Year (or partial Fiscal Year) shall not exceed one and one half percent (1.5%) of Total Revenues (as defined in the Management Agreements) of all of the Portfolio Properties for such Fiscal Year (or partial Fiscal Year). Narrative and numeric examples of the foregoing calculations are attached hereto as Schedule B.

(B) If the Management Agreement with respect to any Portfolio Property encumbered by a mortgage or deed of trust shall limit the maximum management fee payable to Operator with respect to such Portfolio Property, then notwithstanding anything to the contrary set forth in this Agreement, the individual entity included within Owner which is the owner or lessee of such Portfolio Property shall not be liable, with respect to such encumbered Portfolio Property only, for any portion of the Portfolio Management Fee in excess of such maximum fee; provided, however, that such limitation on the liability of such entity shall not reduce the total fee for all of the Portfolio Properties payable by Owner or any guarantor hereunder or under any Management Agreement (calculated as if no such limitation on liability existed) or, if such individual entity also owns or leases Portfolio Properties not encumbered by a mortgage or deed of trust, the liability of any such individual entity in its capacity as owner or lessee of any Portfolio Property not so encumbered.

5. Centralized Services. In addition to the fees and reimbursements set forth in the Management Agreements for Centralized Services, attached hereto as Schedule C is a list of all of the types of services (including Centralized Services) and the corresponding fees and reimbursements payable to Operator for such services (including Centralized Services) rendered with respect to the Portfolio Properties as of the date of this Agreement. The amounts of such fees applicable to each respective Portfolio Property shall be set forth in the Operating Budget for each Portfolio Property. Owner shall have the right to approve a Portfolio Property’s participation in any additional Centralized Services provided by Operator which are not listed on Schedule B.

6. Termination Rights. (A) (i) In addition to the other termination rights provided in the Management Agreements and notwithstanding anything contained therein to the contrary, for the period commencing on the Effective Date and ending on December 31, 2005 (the “First Year Termination Period”), Owner may terminate the Management Agreements for up to one thousand (1,000) rooms upon the sale to unaffiliated third parties of the Hotels comprised by such rooms (the “Year One Rooms”) with no termination fee or similar compensation to Operator so long as (1) all other amounts due the Operator under the terminated Management Agreement(s) have been paid in full, and (2) Operator is given by Owner at least thirty (30) days prior written notice. During the First Year Termination Period Owner shall have the right to terminate additional rooms (in excess of one thousand (1,000) so long as (a) all amounts due the Operator under the terminated Management Agreement(s) have been paid in full, (b) Owner pays to Operator a termination fee equal to the product of two percent (2%) of Total Revenues projected for the terminated Portfolio Property in calendar year 2005 multiplied by two and one-half (2.5) and (c) Operator is given by Owner at least thirty (30) days prior written notice. Any of the Year One Rooms not terminated during the First Year Termination Period (the “Year One Carry-Over Rooms”) may be terminated during the Second Year Termination Period or at any time thereafter upon the same terms and conditions as if terminated during the First Year Termination Period.

(ii) In addition, and notwithstanding anything contained in the Management Agreements to the contrary, for the period commencing on January 1, 2006 and ending on December 31, 2006 (the “Second Year Termination Period”), Owner may terminate the Management Agreements for up to three hundred (300) rooms plus any Year One Carry-Over Rooms upon the sale to unaffiliated third parties of the Hotels comprised by such rooms (“Year Two Rooms”) with no termination fee or similar compensation to Operator so long as (1) all other amounts due the Operator under the terminated Management Agreement(s) have been paid in full, and (2) Operator is given by Owner at least thirty (30) days prior written notice. During the Second Year Termination Period Owner shall have the right to terminate additional rooms (in excess of the Year Two Rooms) so long as (x) all amounts due the Operator under the terminated Management Agreement(s) (other than termination fees) have been paid in full, (y) Owner pays to Operator a termination fee equal to the product of the Basic Fee for the terminated Portfolio Property in calendar year 2006 multiplied by two (2.0) and (z) Operator is given by Owner at least thirty (30) days prior written notice. Any of the Year Two Rooms not terminated during the Second Year Termination Period may be terminated after the Second Year Termination Period on the same terms and conditions as if terminated during the Second Year Termination Period (the “Year Two Carry-Over Rooms”). The Year Two Carry-Over Rooms and any Year One Carry-Over Rooms not terminated during the Second Year Termination Period are sometimes hereinafter collectively referred to as the “Carry-Over Rooms”.

(iii) In addition, and notwithstanding anything contained in the management Agreement to the contrary, commencing on January 1, 2007, Owner may terminate the Management Agreements for up to three hundred (300) rooms with no termination fee or similar compensation to Operator (the “At-Will Rooms”) so long as (1) all other amounts due the Operator under the terminated Management Agreement(s) have been paid in full, and (2) Operator is given by Owner at least thirty (30) days prior written notice. Commencing on January 1 of each year thereafter, three hundred (300) of the Carry-Over Rooms, if any, shall convert to At-Will Rooms.

(iv) Notwithstanding the foregoing, the number of rooms for which Owner shall have the right to terminate Management Agreements pursuant to this Section 6(A) shall under no circumstances exceed an aggregate of one thousand six hundred (1,600) rooms during the Term of this Agreement.

(B) In addition, Owner shall have the right to terminate an individual Management Agreement for a Portfolio Property without the payment of any termination fee so long as (1) all amounts due to Operator under the terminated Management Agreement have been paid in full and (2) prior to such termination, Owner executes new Management Agreement(s) with Operator relating to new Portfolio Property(ies) to be covered by this Agreement on terms and conditions substantially similar to the terms and conditions of the terminated Management Agreement, and with projected Basic Fees equal to or greater than the budgeted Basic Fee for the then current Fiscal Year for the terminated Portfolio Property. Projected Basic Fees for a specific Portfolio Property shall mean the Basic Fees generated by that Portfolio Property reasonably projected and agreed to by Owner and Operator. To the extent that Owner enters into new Management Agreements with projected Basic Fees greater than the Basic Fees for the terminated Management Agreement, Owner shall receive a credit in the amount of such excess that Owner may use with respect to replacement of any other Management Agreements subsequently terminated following the execution of such new Management Agreement. In addition, to the extent that Owner executes new Management Agreements with Operator with projected annual Basic Fees less than the budgeted Basic Fees for the then current Fiscal Year for the terminated Portfolio Property, the Termination Fee for such terminated Portfolio Property shall be reduced by a percentage equal to the quotient of (a) the amount of projected annual Basic Fees generated by the new Management Agreement divided by (b) the amount of budgeted Basic Fees for the terminated Management Agreement.

(C) In addition, if Operator acquires or is acquired by, an entity that owns and operates a major hotel industry brand name and, as a result, a default occurs (beyond any applicable cure periods) under the Franchise Agreement for a Hotel, Owner shall have the right to terminate the Management Agreement so long as (a) Owner provides to Operator at least thirty (30) days prior written notice of termination and (b) if such termination occurs (i) prior to, or on, December 31, 2005, Owner pays to Operator an amount equal to the Basic Fee for the first full Fiscal Year multiplied by one and one-half (1.5) (and if such termination occurs prior to the end of the first full Fiscal Year, the budgeted Basic Fee for the first full Fiscal Year will be used to calculate the amount due to Operator under this Section 6(C)) or (ii) on or after January 1, 2006 but prior to or on December 31, 2006, Owner shall pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year of this Agreement.

7. Dedicated Staff. Operator and/or its affiliates shall establish and maintain a dedicated operational staff to oversee the operations, sales and marketing, revenue management and centralized accounting for the Portfolio Properties (the “Staff”). The Staff will initially consist of personnel filling the positions and numbers thereof set forth on Schedule C which shall also summarize the approximate costs of such personnel. With respect to any changes to the Staff prior to December 31, 2005, the parties agree to act in good faith to negotiate changes to the number of personnel filling the positions and the numbers thereof based upon increases or decreases in the number of Portfolio Properties. From and after January 1, 2006, the Operator may make increases or decreases in the Overhead (as such term is defined below) proportionately with changes in the number of Portfolio Properties; provided, however, Owner shall have approval rights over the change in identity of any person filling the Staff positions which approval shall not be unreasonably withheld or delayed. The Staff shall initially primarily consist of current Owner staff. The Staff shall be based in Southern California in the offices maintained by Owner unless otherwise agreed to by Owner and Operator shall bear the portion of the expenses (rent, CAM charges, utilities, IT maintenances costs and such other matters set forth on Schedule C) that are expressly set forth on Schedule C as allocable to Operator (the portion of the expenses expressly set forth on Schedule C as allocable to Operator and the salaries, benefits and related employment expenses of the Staff are referred to herein as the “Overhead”). Commencing January 1, 2007, the Operator shall have the right to reduce the Overhead that existed as of December 31, 2006 by an aggregate amount of up to ten percent (10%) as a result of achieving synergies with the hotel operations of other hotels managed by Operator Affiliates which reduction shall be exclusive of, and in addition to, any reductions in Overhead as a result of proportionate decreases in the number of Portfolio Properties as described above. Operator shall have the sole discretion and control in the supervision of the Staff, including, but not limited to, the recruitment, dismissal and determination of wages, benefit and severance policies. Notwithstanding the foregoing, Operator shall not make any change in the identity of the persons filling the following positions: Executive Vice Presidents of Operations or the Regional Directors of Operations, Executive and Regional Vice Presidents of Sales and Marketing, Directors of Regional Sales, Directors of Hotel Accounting and/or certain mutually agreed upon key Revenue Management personnel overseeing the Portfolio Properties without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed. Operator shall cause a “Leadership Conference” to be held in Fiscal Year 2005 which is specific to the Staff.

8. Changes to Policies. Operator shall not make any material changes to the Budgets for any Portfolio Property (except as set forth in the Management Agreements), bonus calculations or methodology and payments, brand management and/or any corporate programs or policies in which the Portfolio Properties participate without the prior written consent of Owner, such consent not to be unreasonably withheld or delayed.

9. The Four Hotels. On or prior to the Effective Date, Sunstone shall cause the owners of the hotels set forth on Exhibit D (the “Four Hotels”) to enter into hotel management agreements on the same terms and conditions as set forth in the Management Agreement; provided, however, the hotel management agreements for each of the Four Hotels shall provide for an incentive fee for 2005 equal to ten percent (10%) of the amount by which Net Operating Income for such hotel exceeds the amount of projected Net Operating Income set forth in the Operating Budget for such hotel (the “Initial Threshold”) and the Initial Threshold for each hotel shall increase each subsequent Fiscal Year by the greater of (i) three percent (3%) or (ii) the actual percentage change in REVPAR for such hotel over the previous year multiplied by 1.5. In addition, the owners of the Four Hotels may terminate with no termination fee or similar compensation to Operator one of the management agreements for the Four Hotels during each of the following time periods (the “Annual Termination Right”): (a) January 1, 2005 through December 31, 2005, (b) January 1, 2006 through December 31, 2006, (c) January 1, 2007 through December 31, 2007 and (d) after January 1, 2008 so long as (1) all amounts due the Operator under the terminated management agreement have been paid in full and (2) Operator is given at least thirty (30) days prior written notice by the owner of the terminated hotel. In addition, the management agreements for any or all of the Four Hotels may be terminated at any time upon the sale of such hotel(s) to unaffiliated third parties with no termination fee or similar compensation to Operator so long as (1) all amounts due the Operator under the terminated management agreement have been paid in full and (2) Operator is given at least thirty (30) days prior written notice by the owner of the terminated hotel; provided, however, the termination of a management agreement for any of the Four Hotels as a result of a sale to an unaffiliated third party shall exhaust the next available Annual Termination Right.

10. Subordination of Management Agreement. Operator acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any first mortgage or deed of trust loan, or any junior mortgage or deed of trust loan held by an institutional investor or lender, encumbering any Hotel which is subject to a Management Agreement whether now or hereafter existing; provided, however, that (i) Operator shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement any and all fees due to it under this Agreement and allocable to such Hotel and (ii) Operator shall not be obligated to waive, or to forbear from exercising (unless and to the extent Operator receives reasonable assurance, in Operator’s good faith business judgment, that it will be paid or reimbursed for any and all amounts due to Operator under this Agreement and allocable to such Hotel during the period of any such forbearance, which period will not exceed 60 days in any event) any right it may have to terminate this Agreement in relation to such Hotel in accordance with the terms hereof. The provisions of this Section shall be self-operative but Operator agrees to execute and deliver promptly within ten (10) days after receipt thereof by Operator any document or certificate containing such other terms as may be customary and reasonable confirming such subordination as Owner or the holder of any such lien may reasonably request.

11. Estoppels. Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified or if any defaults exist hereunder and supplying such other information as the requesting party may reasonably require.

12. REIT Status. Operator acknowledges the status of Owner as a “taxable REIT subsidiary” of Sunstone Hotel Investors, Inc., a real estate investment trust (the “REIT”), all within the meaning of the Internal Revenue Code of 1986, as amended, and all of the regulations thereunder (the “Code”), and agrees to act in good faith at all times to protect both Owner’s and the REIT’s status under the Code, including but not limited to entering into reasonably necessary modifications to the Management Agreements to the extent of changes to the Code or any judicial or administrative determinations thereunder.

13. Notices. Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission, receipt electronically or verbally confirmed, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:	[Sunstone] c/o Sunstone Hotel Investors, Inc. 903 Calle Amanecer, Suite 100 San Clemente, CA 92673 Attention: Gary A. Stougaard and Jon Kline Facsimile No.: (949) 369-4230

and Operator:

Interstate Management Company, L.L.C.

c/o Interstate Hotels & Resorts, Inc.

4501 N. Fairfax Drive, Suite 800

Arlington, VA 22203

Attention: Senior Vice President and General Counsel

Facsimile No.: (703) 387-3389

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 12. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the business day it shall have been sent by facsimile transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or (c) on the date received if it shall have been given to a nationally-recognized overnight courier service.

14. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Maryland, without giving effect to its conflict of laws provisions.

15. Amendment. This Agreement may not be amended except by the express written agreement duly executed by all parties hereto.

16. Waiver. The failure of either party, at any time, to enforce any of the provisions of this Agreement shall in no way constitute, or be construed as, a waiver of such provision, nor in any way affect the validity of, or the right thereafter to enforce, each and every provision of this Agreement.

17. Severability. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

18. Headings. The section headings in this Agreement are for convenience of reference only and in no way define or limit the scope and content of this Agreement or in any way affect its provisions.

19. Assignment. Neither Owner nor Operator may assign without the prior written consent of the other party unless such assignment complies with the assignment provisions contained in the Management Agreements.

20. Further Acts. The parties shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together constitute one and the same instrument. For the purpose of this Agreement, facsimile signatures shall be deemed originals.

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IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.

SUNSTONE HOTEL TRS LESSEE, INC.

By:
Name:
Title:

SUNSTONE HOTEL INVESTORS, INC.

By:
Name:
Title:

SUNSTONE HOTEL PROPERTIES, INC.

By:
Name:
Title:

SCHEDULE A

LIST OF PROPERTIES

SCHEDULE B

EXAMPLE OF CALCULATION OF INCENTIVE FEE THRESHOLD

If:

2005 Incentive Fee threshold = $140 million

and

2005 REVPAR Percentage Change over 2004 = 1.5%

Then for 2006:

2006 Incentive Fee Threshold shall increase by the greater of (a) three percent (3%) or (b) the product of 1.5 multiplied by the REVPAR Percentage Change over 2004 (i.e., 1.5 x 1.5% = 2.25%).

Since 3% is greater than 2.25%, the 2006 Incentive Fee Threshold shall be an amount equal to the 2005 Incentive Fee Threshold increased by 3% (i.e., $140 million increased by 3%) which will result in a 2006 Incentive Fee Threshold equal to $144.20 million.

SCHEDULE C

LIST OF CENTRALIZED POSITIONS, FEES AND REIMBURSEMENTS

SCHEDULE D

THE FOUR HOTELS